UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Clearwire Corporation

(Name of Registrant as Specified in Its Charter)

Crest Financial Limited

Crest Investment Company

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This filing consists of the following documents:

•	Press Release by Crest Financial Limited dated as of May 28, 2013

•	Letter to the Federal Communications Commission by Bancroft PLLC dated as of May 28, 2013

•	Press Release by Crest Financial Limited dated as of May 29, 2013

FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Commends Glass Lewis for Recommending a Vote

Against the Sprint-Clearwire Merger

HOUSTON, May 28, 2013 — Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), today commended the proxy advisory firm Glass Lewis & Co. for recommending a vote against the proposed merger of Clearwire and Sprint Nextel Corporation.

David Schumacher, general counsel of Crest, said: “Glass Lewis’s independent analysis and expert opinion confirm our view that Sprint is continuing to divert value away from Clearwire and toward Sprint. As Glass Lewis has pointed out, in pursuing this transaction with Sprint, Clearwire’s board of directors has shown ‘sharply disproportionate deference to the interests of Sprint.’ Furthermore, Glass Lewis questioned Clearwire’s review of alternative offers and said minority stockholders have ‘significant cause’ to doubt that Sprint made its ‘best and final’ offer for Clearwire. The only proper response from Clearwire shareholders is to vote down the still-inadequate offer by Sprint and wait until the contest for control of Sprint is resolved. Only then can a true competitive process for Clearwire proceed and its true value be unlocked.”

Schumacher added: “If Sprint’s bid for Clearwire fails, it is not certain that a Sprint-SoftBank or Sprint-DISH transaction will actually materialize. Clearwire is the ultimate prize in the bidding war over Sprint. Thus, despite public statements to the contrary, we doubt that SoftBank or DISH would be satisfied with a Sprint that does not control 100% of Clearwire. But this does not change the fact that Clearwire’s stockholders should not approve any offer while the battle over Sprint continues. Whether or not Sprint is ultimately purchased by SoftBank, DISH, or another suitor, the best course is for Clearwire to solicit direct, competitive bids for the company, rather than permitting Sprint to skim off the top by purchasing Clearwire at a discount and selling itself at a premium. We therefore commend the Glass Lewis recommendation that Clearwire’s stockholders should reject Sprint’s latest unfair offer. The Glass Lewis recommendation stands in stark contrast to the opinion of Institutional Investor Services and Egan-Jones, both of which wrongly supported the merger at $2.97 per share and still obstinately refuse to see Sprint’s incremental bump for the unfair offer that it is.”

As Glass Lewis notes, “Sprint leveraged its position to secure disproportionately favorable terms at the expense of independent shareholders.” That unfair process is not remedied but confirmed by the incremental increased offer. According to Glass Lewis, “Indeed, the undercurrent of the improved bid seems to reinforce many of our doubts about the original transaction process, and, in doing so, does little to off-set our belief that the board has failed to ensure the Sprint bid represents the greatest possible opportunity from the perspective of minority shareholders.”

Glass Lewis continued: “Fundamentally, our overarching concern relates to Sprint’s ability to influence alternatives practicably available to Clearwire, both through its significant equity ownership and board representation. In particular, as noted in our original analysis, it appears the board made no meaningful effort to stanch Sprint’s restrictive impact on the strategic review process. To the contrary, management either negotiated or accepted decidedly non-standard deal terms that effectively marginalized the board’s ability to terminate the agreement with Sprint in favor of an alternative transaction or, of equal import, the pursuit of a viable stand-alone strategy. Deprived of any codified resource to materially alter the existing agreement, we continue to be unsurprised by the board’s outward support for the transaction.”

In addition to commending Glass Lewis, Crest announced its belief that Clearwire and Sprint are significantly overestimating the implicit value of Clearwire spectrum assets reflected in Sprint’s latest offer. Sprint and Clearwire have stated that Sprint’s $3.40 per share offer implies a transactional value of approximately $0.24 per MHz-POP. According to Crest, however, former FCC Commissioner Harold Furchtgott-Roth has estimated the implicit value for Clearwire’s spectrum reflected in Sprint’s latest offer at $0.14 per MHz-POP, which is substantially below market. Schumacher stated, “Dr. Furchtgott-Roth’s estimates confirm that Sprint’s latest offer remains woefully inadequate.”

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583.

About Crest Financial Limited

Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information

In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a supplement to its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The supplement was mailed to the stockholders of Clearwire on or around May 24, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’

OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements

Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” “believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE: Crest Financial Limited

May 28, 2013

VIA ELECTRONIC FILING

Marlene H. Dortch, Esq.

Secretary

Federal Communications Commission

445 Twelfth Street, S.W.

Washington, D.C. 20054

Re:	Applications of Sprint Nextel Corp. and SoftBank Corp., IB Docket No. 12-343

Dear Ms. Dortch:

Crest Financial Limited (“Crest”) respectfully files this ex parte letter in support of its Petition to Deny and to bring to the Commission’s attention several recent actions by SoftBank and Sprint demonstrating their disregard for the Commission’s important role in reviewing the proposed SoftBank-Sprint merger. Specifically, under Section 309 of the Communications Act, the Commission reviews covered transactions to determine whether they will serve “the public interest, convenience, and necessity”. The Commission will only grant a license transfer application if it determines that the transaction will serve the public interest.

SoftBank and Sprint have jumped the gun on the Commission’s review, showing their apparent indifference to the Commission’s public interest inquiry. Although the Commission’s review remains ongoing and SoftBank itself is locked in a bidding war with DISH Network for Sprint, SoftBank has been directing and manipulating Sprint’s critical business decisions as if its merger with Sprint were already approved. But the Commission has not approved that merger, and respect for the Commission’s process means that SoftBank and Sprint may not conduct themselves as if approval were a mere formality and a foregone conclusion. Not only could the Commission deny SoftBank’s attempted merger with Sprint for being contrary to the public interest or posing a risk to national security, but the Commission could also hold its decision in abeyance until the Sprint Board of Directors determines whether to pursue a deal with DISH. This uncertainty makes it all the more inappropriate that SoftBank continues to control Sprint from the shadows before the Commission completes its public interest review.

This sort of pre-merger coordination is not tolerated by other federal regulators charged with protecting the public interest, and the Commission should not tolerate it either. In the antitrust context, merging companies are prohibited from coordinating business activities while the merger is subject to the Hart-Scott-Rodino Act waiting period.1 Merging firms improperly

[1]	The Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) prohibits the consummation of certain merger transactions until both parties have made the required filings with the Department of Justice Antitrust Division and the FTC and those entities have completed their antitrust review. 15 U.S.C. §18a(a). Specifically, the HSR Act provides for a thirty day waiting period during which Department of Justice and the FTC will review the proposed merger. 15 U.S.C. §18a(b)(1).

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“jump the gun” when they collaborate to further the merger process and start combining their day-to-day operations before the end of the waiting period. Under the HSR Act, the Justice Department has brought gun-jumping charges when a buyer has been granted decision rights over the seller’s products, its ability to enter into fixed price contracts, its marketing activities, and management of the seller’s business operations.

Cautioning merging parties not to undertake excessive coordination before antitrust review is completed, the FTC’s former General Counsel has explained that although limited pre-merger coordination is acceptable, there is a certain point when indicia of excessive coordination exists, “such as access to confidential information and control over key decisions,” from which “one can reasonably find that the scale has tipped in the direction of the buyer.”2 Likewise, the Department of Justice has stated that merging parties must “continue to operate independently pending consummation of their transaction” and that the “Department views gun-jumping as a serious matter and will proceed against parties who fail to respect the law with regard to preconsummation conduct.”3

Thus, in challenging the transaction between Computer Associates and Platinum Technology, the Department of Justice alleged antitrust violations to have occurred during the pre-closing period.4 Specifically, the Department objected to certain covenants in the merger agreement that ceded control, prior to the expiration of the HSR Act’s waiting period, of the seller to the buyer. For instance, the merger agreement ceded to the buyer pricing control of seller’s products.5 Likewise, the seller was prohibited from entering into contracts for a term of more than thirty days if the contract included a fixed price for services.6 Through operation of these and other covenants, the seller substantially altered its ordinary business practices, showing that it had ceded its control to buyer. The parties ultimately reached a settlement, under which Computer Associates was required to pay $638,000 in civil penalties and was prevented from agreeing on prices, approving or rejecting proposed customer contracts, and exchanging prospective bid information with all future merger partners.7

Similarly, the Department of Justice filed a complaint alleging that Qualcomm Inc. and Flarion Technologies Inc. violated the HSR Act waiting period through limited conduct during the transaction review period that gave Qualcomm beneficial ownership of Flarion.8 According to the complaint, Qualcomm was impermissibly involved in several areas of Flarion’s operations,

[2]	William Blumenthal, The Rhetoric of Gun-Jumping, 2005 WL 3635346, at 9 (FTC Nov. 10 2005).
[3]	Justice Department Settles Lawsuit Against Computer Associates for Illegal Pre-Merger Coordination, (Apr. 23, 2002), http://www.justice.gov/atr/public/press_releases/2002/11029.htm.
[4]	Complaint, United States v. Computer Assoc., No. 11-cv-02062 (D.D.C. Sept. 28, 2001)
[5]	Id. at ¶20.
[6]	Id. at ¶2.
[7]	Final Judgment, United States v. Computer Assoc., No. 11-cv-02062 (D.D.C. Nov. 21, 2002)
[8]	Complaint, United States v. Qualcomm Inc. and Flarion Technologies, Inc, No. 06-cv-00672 (D.D.C. Apr. 13, 2006).

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including routine employee hiring, marketing decisions, and price discounts.9 The parties ultimately reached a settlement, in which Qualcomm and Flarion agreed to pay $1.8 million in civil penalties.10

SoftBank, through its words and actions, has similarly jumped the gun on the Commission’s review, acting as if the Commission’s role in reviewing the proposed transaction is a mere formality.

First, SoftBank CEO Masayoshi Son has been speaking publicly as if SoftBank already owns Sprint.11 He stated recently that “in the Sprint-SoftBank transaction, Clearwire’s spectrum is the key.” Son has also preemptively announced that if the Sprint-Clearwire merger does not close, Clearwire will not go into bankruptcy because SoftBank will ensure that Sprint continues to finance Clearwire. In addition, SoftBank recently described its vision for the post-transaction Sprint, detailed the composition of the new company’s Board of Directors, and it also touted the planned synergies between SoftBank’s and Sprint’s operations.12 In fact, in its recent SEC filings, SoftBank announced that the new Sprint’s board of directors will quickly lose any involvement from Sprint’s current leadership. Rather, within three years of the SoftBank-Sprint transaction closing, the new Sprint board will consist of six independent directors, three SoftBank directors, and the CEO.13 Additionally, SoftBank has announced that it is already meeting regularly with Sprint representatives to plan the synergies of the new company, notwithstanding the ongoing review that this Commission is undertaking.14 By doing so, SoftBank has signaled to Sprint’s employees and customers that the involvement of Sprint’s current leadership will be short-lived—and that all business decisions involving Sprint should be made with the understanding and expectation that SoftBank will be running the operation and that current business opportunities should fit within the planned synergies that SoftBank seeks.

These are just the type of actions that drew the ire of regulators in the Comcast-NBC Universal transaction. After Comcast and NBC Universal announced the future leadership of the combined company, and while regulatory review was still underway, the Justice Department was asked to investigate whether such public statements violated federal antitrust law by seeking preemptively to “exert managerial and operational control of that company.” And according to press reports, “[t]hat announcement displeased regulators” and led the companies to promise “that they would make no further personnel announcements until the deal-closing process and timing is certain.”15

[9]	Id. at ¶6.
[10]	Qualcomm and Flarion Charged with Illegal Premerger Coordination (Apr. 13, 2006), http://www.justice.gov/atr/public/press_releases/2006/215617.htm.
[11]	See, e.g., Japan Times, Softbank says its acquisition of Sprint is a done deal (Apr. 17, 2013), http://www.japantimes.co.jp/news/2013/04/17/business/softbank-says-its-acquisition-of-sprint-is-a-done-deal/#.UaOxY5WAa-I.
[12]	Form 425, SoftBank-Sprint Merger Discussion Materials, SoftBank Corporation (May 20, 2013).
[13]	Id. at 39. In contrast, SoftBank announced that during the first two years three of Sprint’s legacy independent directors will remain on the board.
[14]	Id. at 33.
[15]	Brian Stelter, For NBC Sale, Tensions Rise in Washington, NY Times (Nov. 21, 2010).

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Second, in addition to Son’s statements about future governance and business structures, recent SEC filings show that SoftBank has also been directing Sprint’s core business decisions. For instance, SoftBank directed Sprint’s lynchpin business decision in its quest to acquire Clearwire—directing Sprint to purchase enough equity in Clearwire to increase its control over the Clearwire Board and leading to Sprint’s acquisition of Clearwire shares owned by Eagle River Investments LLC. And the SEC filings and press reports make clear that SoftBank also controls how much Sprint may offer to purchase the remaining shares of Clearwire that it did not already own—initially telling Sprint that it would not consent to any bid for Clearwire in excess of $2.97 per share and then consenting to the Sprint’s making an increased offer.

This type of excessive coordination is just the type of action that triggers gun-jumping concerns. The Commission should investigate whether SoftBank’s integral role in Sprint’s corporate decisions amounts to SoftBank jumping the gun of the Commission’s public interest review. To be sure, the specific focus and requirements of pre-merger review by the Department of Justice differ from those of the pre-merger review by the Commission. But gun-jumping is no less threatening to the Commission’s core mission to protect the public interest than it is to the Justice Department’s mission to protect competition. And by its words and actions since the merger was announced, SoftBank has been disrespecting the Commission’s ongoing review. Through the statements and conduct discussed above, SoftBank, and Masayoshi Son in particular, have stated that the Commission’s review and approval does not matter, particularly as it relates to the Commission’s review of the Sprint-Clearwire transaction. Instead, Son suggests that he is comfortable controlling Clearwire through Sprint’s current interest, which it received through its acquisition of the Eagle River shares: “there is already existing signed contract – signed definitive agreement between Sprint and those major shareholders of Clearwire. So in the worst case, after the voting, Sprint would end up owning 65% of Clearwire at the minimum.” And with that control, Son will be able to prohibit Clearwire from “any sales of frequency to outsiders and so on.” That is “good enough,” Son stated.16

SoftBank’s continued disregard for the Commission’s important role protecting the public interest should not be allowed to continue unchecked, especially now that there is a bidding war for who will control Sprint. SoftBank has essentially presented the proposed transaction to the Commission as a fait accompli that awaits the Commission’s rubber stamp. However, the Commission must be mindful of its statutory obligation under Section 309 of the Communications Act to approve only those transactions that it determines to be in the public interest. It would be arbitrary and capricious to approve a deal that has been presented as a fait accompli, for that would impermissibly truncate the Commission’s statutorily mandated inquiry into whether the transaction serves the “public interest, convenience, and necessity.” The Commission may not simply rubber stamp a transaction that in practice has already been

[16]	Form 425, Transaction with Sprint, SoftBank Corporation (May 1, 2013).

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consummated. Just as Article III courts may not be relegated to “the role of petty functionaries” where they are “stripped of capacity to evaluate independently” whether an action under review is lawful,17 neither should the Commission.

Moreover, for the Commission to rubber stamp an effectively completed transaction would risk impermissibly delegating a core Commission responsibility—verifying that the proposed deal is in fact in the public interest—to SoftBank, Sprint, and Clearwire. It is for the Commission alone, not corporate officers, to determine what the public interest requires in this matter.18

*            *             *

For the reasons stated in Crest’s Petition and Reply, the Commission should deny the proposed transaction or approve it only subject to the conditions proposed in Crest’s previous filings.

This letter is filed pursuant to Section 1.1206 of the Commission’s Rules.

Respectfully submitted,

/s/ Viet D. Dinh
Viet D. Dinh
Bancroft PLLC 1919 M Street, N.W. Suite 470 Washington, D.C. 20036 vdinh@bancroftpllc.com

cc:	David Krech
Wayne McKee
Neil Dellar
Aaron Goldschmidt
Paul Murray
Christopher Sova
Kathleen Collins

[17]	Nat’l Council of Resistance of Iran v. Dep’t of State, 251 F.3d 192, 198 (D.C. Cir. 2001).
[18]	See, e.g., Carter v. Carter Coal Co., 298 U.S. 238 (1936); see also USA Group Loan Services, Inc. v. Riley, 82 F.3d 708, 714 (7th Cir. 1996) (Posner, J.) (criticizing the “abdication of regulatory authority to the regulated”).

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FOR IMMEDIATE RELEASE:

CONTACT: Jeffrey Birnbaum, (202) 661-6367, JBirnbaum@BGRPR.com

Crest Financial Sends Letter to FCC Objecting to SoftBank’s Pre-Merger Coordination with Sprint

HOUSTON, May 29, 2013 — Crest Financial Limited, the largest of the independent minority stockholders of Clearwire Corporation (NASDAQ: CLWR), yesterday sent a letter to the Federal Communications Commission urging the Commission to investigate the “gun-jumping” implications of SoftBank’s and Sprint’s “apparent indifference to the Commission’s public interest inquiry.” Although the FCC’s review is ongoing and SoftBank is in a bidding war with DISH Network for control of Sprint, “SoftBank has been directing and manipulating Sprint’s critical business decisions as if its merger with Sprint were already approved,” Crest wrote.

Crest stated that the FCC could decide to “deny SoftBank’s attempted merger with Sprint for being contrary to the public interest or posing a risk to national security” or “hold its decision in abeyance until the Sprint Board of Directors determines whether to pursue a deal with DISH.” As a result, Crest said the “uncertainty makes it all the more inappropriate that SoftBank continues to control Sprint from the shadows before the Commission completes its public interest review.”

Crest noted that this “sort of pre-merger coordination is not tolerated by other federal regulators charged with protecting the public interest.” Crest asked the FCC not to tolerate it either. In the antitrust context, Crest stated, “Merging companies are prohibited from coordinating business activities while the merger is subject to the Hart-Scott-Rodino Act waiting period.” Merging companies improperly “jump the gun,” according to Crest, “when they collaborate to further the merger process and start combining their day-to-day operations before the end of the [Hart-Scott-Rodino Act] waiting period.” Department of Justice officials have explained that “gun-jumping is a serious matter” and that the Department “will proceed against parties who fail to respect the law with regard to preconsummation conduct.”

Gun-jumping charges have led to settlements in excess of a million dollars. For instance, Crest noted that the Department of Justice has filed gun-jumping charges where merger agreement provisions “substantially altered” the seller’s “ordinary business practices, showing that it had ceded its control to buyer.” Likewise, according to Crest, Department of Justice officials have stated that merging parties must “continue to operate independently pending consummation of their transaction.”

In the same way, Crest argued that SoftBank, through its words and actions, has “jumped the gun” on the FCC’s review in several ways, acting as if the Commission’s role in reviewing the proposed transaction is a mere formality.

First, Crest stated that SoftBank “has been speaking publicly as if SoftBank already owns Sprint”—announcing that “Clearwire’s spectrum is the key” in the SoftBank-Sprint transaction and publicly describing its vision for the post-transaction Sprint. Crest stated that by outlining the post-transaction leadership and expected synergies, “SoftBank has signaled to Sprint’s employees and customers that the involvement of Sprint’s current leadership will be short-lived—and that all business decisions involving Sprint should be made with the understanding and expectation SoftBank will be running the operation and that current business opportunities should fit within the planned synergies that SoftBank seeks.”

Second, Crest stated that SoftBank’s recent SEC filings “show that SoftBank has also been directing Sprint’s core business decisions.” In particular, Crest wrote, “SoftBank directed Sprint’s lynchpin business decision in its quest to acquire Clearwire—directing Sprint to purchase enough equity in Clearwire to increase its control over the Clearwire Board and leading to Sprint’s acquisition of Clearwire shares owned by Eagle River Investments LLC.” SoftBank also “controls how much Sprint may offer to purchase the remaining shares of Clearwire that it did not already own—initially telling Sprint that it would not consent to any bid for Clearwire in excess of $2.97 per share and then consenting to the Sprint’s making an increased offer,” according to Crest.

These coordinated actions, according to Crest, are just the types of actions that trigger gun-jumping charges in the antitrust context.

In its letter, Crest asked the FCC to “investigate whether SoftBank’s integral role in Sprint’s corporate decisions amounts to SoftBank jumping the gun of the Commission’s public interest review.” According to Crest, SoftBank’s CEO Masayoshi Son has “stated that the Commission’s review and approval does not matter, particularly as it relates to the Commission’s review of the Sprint-Clearwire transaction” where Son “suggests that he is comfortable controlling Clearwire through Sprint’s current interest”.

Crest stated that this “continued disregard for the Commission’s important role protecting the public interest should not be allowed to continue unchecked, especially now that there is a bidding war for who will control Sprint.” Rather than respecting the Commission’s process, SoftBank has presented the proposed transaction to the Commission “as a fait accompli that awaits the Commission’s rubber stamp.” Crest added: “The Commission must be mindful of its statutory obligation under Section 309 of the Communications Act to approve only those transactions that it determines to be in the public interest.” Crest also said simply rubber stamping “an effectively completed transaction would risk impermissibly delegating a core Commission responsibility—verifying that the proposed deal is in fact in the public interest—to SoftBank, Sprint, and Clearwire.”

For these reasons, as well as those included in its previous filings with the FCC, Crest again urged the Commission to deny the proposed transaction.

D.F. King & Co, Inc. has been retained by Crest to assist it in the solicitation of proxies in opposition to the merger. If stockholder have any questions or need assistance in voting the GOLD proxy card, please call D.F. King & Co. at (800) 949-2583. The full letters to the Clearwire Board and the letter to the Clearwire stockholders can be found at http://www.dfking.com/clwr or http://www.bancroftpllc.com/crest.

About Crest Financial Limited Crest Financial Limited (“Crest”) is a limited partnership under the laws of the State of Texas. Its principal business is investing in securities.

Important Legal Information In connection with the proposed merger of Clearwire Corporation (“Clearwire”) with Sprint Nextel Corporation (the “Proposed Sprint Merger”), Crest and other persons (the “Participants”) have filed a supplement to its definitive proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The supplement was mailed to the stockholders of

Clearwire on or around May 24, 2013. SECURITYHOLDERS OF CLEARWIRE ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND THE SUPPLEMENT, WHICH IS AVAILABLE NOW, AND THE PARTICIPANTS’ OTHER PROXY MATERIALS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS, CLEARWIRE AND THE PROPOSED SPRINT MERGER. The definitive proxy statement, the supplement and all other proxy materials filed with the SEC are available at no charge on the SEC’s website at http://www.sec.gov. In addition, the definitive proxy statement and the supplement are also available at no charge on the website of the Participants’ proxy solicitor at http://www.dfking.com/clwr.

Forward-looking Statements Certain statements contained herein are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “should,” “may,” “will,” believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

SOURCE: Crest Financial Limited